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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  __________

                                 SCHEDULE 13G

                                (Rule 13d-102)

       INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)
                             (Amendment No. _____)*


                              VIRATA CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                 Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    927646109
                        ------------------------------
                                 (CUSIP Number)

                               December 31, 1999
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [_] Rule 13d-1(c)

     [X] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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---------------------------                         ----------------------------
  CUSIP NO. 927646109                 13G                 Page 2 of 6 Pages
---------------------------                         ----------------------------


------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

          ORACLE CORPORATION

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
          DELAWARE

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                1,819,586

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                              0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                 1,819,586

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                              0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
          1,819,586
------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
           8.9%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
          CO

------------------------------------------------------------------------------
                               *SEE INSTRUCTIONS






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---------------------------                         ----------------------------
  CUSIP NO. 927646109                13G                 Page 3 of 6 Pages
---------------------------                         ----------------------------

Item 1(a).     Name of Issuer:

               Virata Corporation _____________________________________________

Item 1(b).     Address of Issuer's Principal Executive Offices:

               2933 Bunker Hill Lane, Suite 201, Santa Clara, Ca 95054 ________

Item 2(a).     Name of Person Filing:

               Oracle Corporation ____________________________________________

Item 2(b).     Address of Principal Business Office or, if none, Residence:

               500 Oracle Parkway, Redwood City, CA 94065 ________________

Item 2(c).     Citizenship:

               N/A _______________________________________________

Item 2(d).     Title of Class of Securities:

               Common Stock __________________________________

Item 2(e).     CUSIP Number:

               927646109

Item 3. If this statement is filed pursuant to Rule 13d-1(b), 13d-2(b) or 13d-2(c), check whether the person filing is a:

     (a) [_]  Broker or dealer registered under Section 15 of the Exchange Act;

     (b) [_]  Bank as defined in section 3(a)(6) of the Exchange Act;

     (c) [_]  Insurance company as defined in section 3(a)(19) of the Exchange
              Act;

     (d) [_] Investment company registered under section 8 of the Investment Company Act;

     (e) [_]  An investment adviser in accordance with Rule 13d-
              (1)(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person, in accordance with Rule 13d-1(b)(ii)(G);

     (h) [_] A savings association, as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

     (j) [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

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---------------------------                         ----------------------------
  CUSIP NO. 927646109                13G                 Page 4 of 6 Pages
---------------------------                         ----------------------------

Item 4. Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount Beneficially Owned:

          1,819,586 _________________________________________________

     (b)  Percent of Class:

          8.9%
          -----------------------------------------------------------

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote   1,819,586
                                                        ------------------------
          (ii)  Shared power to vote or to direct the vote 0
                                                          ----------------------
          (iii) Sole power to dispose or to direct the disposition of 1,819,586
                                                                     -----------
          (iv)  Shared power to dispose or to direct the disposition of 0
                                                                       ---------

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_].

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.  Identification and Classification of Members of the Group.

Not applicable.
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---------------------------                         ----------------------------
  CUSIP NO. 927646109                 13G                 Page 5 of 6 Pages
---------------------------                         ----------------------------

Item 9.  Notice of Dissolution of Group.

Not applicable.

Item 10. Certification.

     (a) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):

Not applicable.

     (b) The following certification shall be included if the statement is filed pursuant to Rule 13d-1(c):

Not applicable.

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---------------------------                         ----------------------------
  CUSIP NO. 927646109                13G                 Page 6 of 6 Pages
---------------------------                         ----------------------------

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                      February 11, 2000
                                              ----------------------------------
                                                            Date

                                                    /s/ Daniel Cooperman
                                              ----------------------------------
                                                          Signature

                                              Daniel Cooperman
                                              Senior Vice President,
                                              General Counsel & Secretary
                                              ----------------------------------
                                                          Name/Title